LETTER AGREEMENT

AMG GW&K Small Cap Growth Fund

Investment Advisory Agreement

December 8, 2025

AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, Connecticut 06901

Attn: Compliance

Re:	Investment Advisory Agreement between AMG Funds IV (the “Trust”) and AMG Funds LLC (the “Adviser”), dated as of May 30, 2014, and as amended from time to time (the “Advisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 15 of the Advisory Agreement, the Trust hereby notifies you that Schedule B to the Advisory Agreement is amended, effective as of the date hereof, to reflect a revised advisory fee (the “New Advisory Fee”) that has been agreed to by the Trust and the Adviser with respect to AMG GW&K Small Cap Growth Fund (formerly AMG Montrusco Bolton Large Cap Growth Fund), a series of the Trust. Attached as Appendix A is an amendment to Schedule B to the Advisory Agreement setting forth the annual fee AMG GW&K Small Cap Growth Fund will pay to the Adviser pursuant to Section 7 of the Advisory Agreement. Appendix A supplements and supersedes any information to the contrary relating to AMG GW&K Small Cap Growth Fund in Schedule B to the Advisory Agreement.

Please acknowledge your agreement to the New Advisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds IV

By:
Name: Thomas G. Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Managing Director
Date: December 8, 2025

Appendix A

AMENDMENT TO SCHEDULE B

Fund	Fee Rate
AMG GW&K Small Cap Growth Fund (formerly AMG Montrusco Bolton Large Cap Growth Fund)	0.47% of the Fund’s average daily net assets